EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made effective as of June 1st, 1999 between Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates, the "Company") and Noel Estenson, who is presently the Chief Executive Officer of the Company, ("Executive").

         WHEREAS;

         A. Executive is the principal officer of the Company and an integral part of its management.

         B. The Company is contemplating the possible full consolidation of its business with the business of Farmland Industries, Inc. ("Farmland") through a merger or other similar transaction (the "Consolidation") and desires to assure both itself and Executive of continuity in the event of the Consolidation.

         C. This Employment Agreement is intended to provide to Executive either a severance benefit in the event that his employment terminates under certain circumstances, as described herein, prior to December 31, 2000 or a transaction incentive payment if the Company successfully completes the Consolidation on or before December 31, 2000.

         NOW THEREFORE, it is hereby agreed by and between the parties as follows:

         1. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company, subject to the terms and conditions hereinafter provided.

         2. Term. The employment of Executive hereunder will be for the period commencing on the effective date of this Agreement and ending on December 31, 2000, provided, however, that either party may terminate the employment relationship prior to the expiration date as hereinafter provided. In the event of the Consolidation, Executive hereby agrees to tender his written resignation effective December 31, 2000.

         3. Position, Duties, Responsibilities. Executive shall be employed as the Chief Executive Officer or, in the event of the Consolidation, may be employed as a co-Chief Executive Officer of the Consolidated Company. Executive shall exercise such authority and perform such duties and services, consistent with such position, as may be assigned to him from time to time by the Board of Directors (the "Board").

         4. Devotion of Time and Best Efforts. Except for vacations and absences due to temporary illness, Executive shall devote his full time, best efforts and undivided


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                  attention and energies during his employment to the
                  performance of his duties and to advance the Company's interests, as determined by the Board. During his employment, Executive shall not, without the prior approval of the Board be engaged in any other business activity which conflicts with the duties of Executive hereunder, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

         5.       Early Termination.

                  a. Death. Executive's employment shall terminate upon Executive's death.

                  b.       Termination by the Company.

                           (1) Without Cause. The Company, by action of the Board, may terminate Executive's employment, at any time and for any reason whatsoever, without cause, effective upon delivery of written notice of termination to Executive.

                           (2) For Cause. The Company, by action of the Board, may terminate the Executive's employment at any time for Cause, effective upon delivery of written notice of termination to Executive. If such termination by the Company is asserted to be for Cause, such termination notice shall state the grounds that the Board claims constitute Cause.

                                    As used herein, "Cause" shall mean (a)
                                    willful misconduct by Executive which is damaging or detrimental to the business and affairs of the Company, monetarily or otherwise, as determined by the Board in the exercise of its good faith business judgment; (b) a material breach of this Agreement by Executive, (c) chronic alcoholism or any other form of substance addiction on the part of Executive, (d) the commission by Executive of any act involving fraud or dishonesty or moral turpitude, (e) the indictment for, being bound over for trial following a preliminary hearing, or the conviction of Executive of any felony in either a state or federal court proceeding, or (f) willful refusal to implement policies promulgated by the Board.

                           (3) Disability. The Company, by action of the Board, may terminate the Executive's employment if Executive sustains a disability which is serious enough that Executive is not able to perform the essential functions of Executive's job, with reasonable accommodations, as defined and required by applicable state and federal disability laws. Executive shall be presumed to have such a disability for purpose of this Agreement if Executive qualifies, because of illness or


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                                    incapacity, to begin receiving disability
                                    income insurance payments under the
                                    long-term disability income insurance policy that Company maintains for the benefit of Executive. If there is no such policy in effect at the date of Executive's potential disability, or if Executive does not qualify for such payments, Executive shall nevertheless be presumed to have such a disability if Executive is substantially incapable of performing Executive's duties for a period of more than twelve (12) weeks.

                  c.       Termination by Executive.

                           (1) Voluntary Resignation. Executive may terminate the Employment Period and Executive's employment at any time and for any reason whatsoever, effective upon delivery of written notice of termination to the Company.

                           (2) Good Reason Resignation. Executive may terminate the Employment Period and Executive's employment at any time for Good Reason, effective upon delivery of written notice of termination to the Company. If such termination by Executive is asserted to be for "Good Reason", such termination notice shall state the grounds that Executive claims constitute Good Reason. As used herein, "Good Reason" shall mean a material breach of this Agreement by the Company. A demotion such that Executive does not serve as the Chief Executive Officer, or Co-Chief Executive Officer of the Company shall constitute "Good Reason".

         6.       Compensation.

                  a. Base Salary. During his employment, the Company shall pay Executive an initial "Base Salary" at the rate of Five Hundred Twenty Thousand Dollars ($520,000) per year, commencing on the effective date of this Agreement, payable in accordance with the Company's regular payroll practices and policies which are in effect from time to time. The Board shall annually review the amount of Base Salary and shall increase the amount of Base Salary for each year at a rate of not less than four percent (4%) per annum. Any such upward adjustment shall not require a written amendment to this Agreement and shall not affect any other provisions of this Agreement, which shall remain in effect unless changed by a written amendment to this Agreement or terminated by either party as provided herein.

                  b. Annual Variable and Long-Term Incentive Compensation. During his employment, Executive shall be entitled to receive compensation under the annual Variable Compensation Plan and the Management Long-Term Incentive Plan, payable within the current customary time frame, which is


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                           at least equal to amounts payable pursuant to the
                           terms of the Executive Compensation Plan currently in effect for the Company. In calculating the amount of incentive compensation under the Executive Compensation Plan, it shall be assumed that the Company has met the projected earnings in the Cenex Long Range Business Plan in effect on January 1, 1998. In the event that either of these plans is discontinued or amended effective during his employment, and the amount of variable compensation due Executive under the replacement or amended plans is less than Executive would have received under the current plans, the Executive shall be entitled to receive the amount of variable compensation that would have been payable under the current plans.

         7.       Benefit Plans.

                  a. General. During the Employment Period, Executive shall be eligible to participate in all executive compensation and employee benefit plans or programs generally applicable to senior management employees of the Company pursuant to the terms and conditions of such plans and programs. Nothing contained in this Agreement shall preclude the Company from terminating or amending any such plan or program.

                  b. Qualified Plans. Executive shall be entitled to Company contributions and benefits with respect to Base Salary under the Company's qualified pension plans determined in the same manner as for other participants in those plans, subject to any contribution or benefit limitations. However, if such plans as in effect on the date of execution of this Agreement are modified in a manner, which will reduce future benefits under those plans for Executive, then, as a means to make up for those reductions, the Company shall establish a new nonqualified plan or amend an existing nonqualified plan which shall provide for any lost benefits under the Company's pension plan.

                  c.       Nonqualified Plans.

                           (1) Deferred Compensation Plan. Executive shall continue to be eligible to participate in the Deferred Compensation Plan. If this plan should be amended or terminated prior to the end of the Employment Period, the terms of the plan will be maintained with respect to Executive, unless Executive agrees to accept the modified provisions of a revised plan or a new plan intended to replace the plan.

                           (2) Supplemental Executive Retirement Plan. Executive will be entitled to benefits under this plan on terms no less favorable than those set forth in the restatement of the plan effective January 1, 1997;


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                                    however, if this plan should be amended or
                                    terminated prior to the completion of
                                    payments under it to Executive, the terms of the plan will be maintained with respect to Executive, unless Executive agrees to accept the modified provisions of a revised plan or a new plan intended to replace that restatement.

         8.       Post-Termination Payments by the Company.

                  a. Terminations Without Cause or Resignation for Good Reason. In the event that Executive's employment is terminated prior to December 31, 2000 by the Company without Cause or by Executive for Good Reason, and the Executive signs (and does not rescind, as allowed by law) a Release of Claims in a form satisfactory to the Company which assures, among other things, that Executive will not commence any type of litigation or other claims as a result of the termination, and honors all of Executive's other obligations as required by this Agreement, the Company will continue to pay Executive all of the compensation provided for in Paragraph 6 of this Agreement as if he had remained employed through December 31, 2000. In addition, Executive will be entitled to a Severance Payment ("Severance Pay") in an amount equal to 2.99 x Executive's average annual income from the Company included in Executive's gross income for the five calendar years ending December 31, 1999. The Severance Pay shall be paid on or before January 31, 2001. In no event will the Severance Pay be of such magnitude as to cause Executive to incur an excise tax, and the Severance shall be reduced in such event to the extent necessary to avoid the incurring of excise tax. Severance Pay shall not be considered as income or compensation in determining Executive's benefits under any non-qualified benefit plan, including the Supplemental Executive Retirement Plan. In no event will Executive be entitled to both a Severance Pay and a Transaction Incentive.

                  b. Termination For Cause, or Voluntary Resignation. If Executive's employment is terminated prior to December 31, 2000 by the Company for Cause or by Executive as a Voluntary Resignation, Executive shall be entitled only to his rights (a) to receive the unpaid portion of his Base Salary, prorated to the date of termination, (b) to receive reimbursement for any ordinary and reasonable business expenses for which he had not yet been reimbursed, (c) to receive payment for accrued and unused vacation days, (d) to receive his incentive compensation for each full or partial (on a pro rata basis) year during which he was employed, to the extent earned and accrued, pursuant to the terms and conditions of the applicable incentive compensation plan(s), (e) to receive payments under the Company's pension, profit sharing, deferred compensation or other benefit plans in which the Executive has participated, all to the extent and in


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                           accordance with the terms of such plans, and (f) to
                           continue certain health insurance at his expense pursuant to COBRA.

                  c. Transaction Incentive. If the Company and Farmland complete the Consolidation prior to December 31, 2000 and Executive remains actively employed through December 31, 2000, Executive shall become entitled to an incentive payment of 2.99 x his average annual income from the Company includable in Executive's gross income for the five calendar years ending December 31, 1999 (the "Transaction Incentive"). In no event will the Transaction Incentive be of such magnitude as to cause Executive to incur an excise tax, and the Transaction Incentive shall be reduced in such event to the extent necessary to avoid the incurring of excise tax. In the event that Executive's employment is terminated by death or disability after the Consolidation, Executive or Executive's estate shall be paid the full Transaction Incentive. In the event that Executive's employment is terminated by death or disability prior to the Consolidation, Executive, Executive's estate or any beneficiary designated by Executive shall be entitled to a partial Transaction Incentive, prorated for the period of his employment between May 1, 1999 and the closing of the Consolidation. (For example, if Executive is terminated for one of these reasons on November 30, 1999 and the Consolidation occurs on June 1, 2000, Executive or Executive's estate would be entitled to 7/13 of Transaction Incentive.) The Transaction Incentive shall be paid on or before January 31, 2001. The Transaction Incentive shall not be considered as income or compensation in determining Executive's benefits under any non-qualified benefit plan, including the Supplemental Executive Retirement Plan.

         9. Other Executive Obligations. Executive agrees that the following provisions will apply throughout Executive's period of active or inactive employment, and will continue to apply even if Executive's employment and the Employment Period are terminated under Paragraph 5, regardless of the reason for termination:

                  a. Nondisclosure of Confidential Information. Except to the extent required in furtherance of the Company's business in connection with matters as to which Executive is involved as an employee, Executive will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly:
                           (1) disclose or furnish to, or discuss with, any other person or entity any confidential information concerning the Company or its business or employees, acquired during the period of his employment by the Company; (2) individually or in conjunction with any other person or entity, employ or cause to be employed, any such confidential information in any way whatsoever or (3) without the written consent of the Company, publish or deliver any copies, abstracts or summaries of any papers, documents, lists, plans, specifications or drawings containing any such confidential information.


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                  b.       Non-Interference. Executive will not, during the term
                           of his employment and for an unlimited period thereafter, directly or indirectly attempt to encourage, induce or otherwise solicit any employee or other person or entity to breach any agreement with the Company or otherwise interfere with the advantageous business relationship of the Company with any person or entity. Executive specifically agrees not to solicit, on Executive's own behalf or on behalf of another, any of the Company's employees to resign from their employment with the Company in order to go to work elsewhere. Executive further specifically agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging remarks about the Company or any of its members, equity holders, directors, officers or employees, directly or indirectly, to any of the Company's employees, members, equity holders, directors, customers, vendors, competitors, or other people or entities with whom the Company has a business or employment relationship.

                  c. Non-Competition. Executive agrees that during the term of his employment and thereafter for a period of two (2) years, Executive will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. Further, Executive agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors.

                  d. Consulting. Executive agrees to make himself generally available to the Company as needed for consulting, on terms to be separately agreed upon between the parties, through December 31, 2001.

                  e. Cooperation in Claims. During the term of his employment and for an unlimited period thereafter, at the request of the Company, Executive will cooperate with the Company with respect to any claims or lawsuits by or against the Company where Executive has knowledge of the facts involved in such claims or lawsuits. Executive shall be entitled to reasonable compensation for Executive's time and expense in rendering such cooperation. Further, Executive will decline to voluntarily aid, assist or cooperate with any party who has claims or lawsuits against the Company, or with their attorneys or agents. The Company and Executive both acknowledge, however, that nothing in this paragraph shall prevent Executive from honestly testifying at an administrative hearing, arbitration, deposition or in court, in response to a lawful and properly served subpoena in a proceeding involving the Company.


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                  f.       Remedies. The parties recognize and agree that,
                           because any breach by Executive of the provisions of this Paragraph 9 would result in damages difficult to ascertain, the Company shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Paragraph 9. Accordingly, the parties specifically agree that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Paragraph 9, that such relief may be granted without the necessity of proving actual damages. The parties further agree that the right to such relief shall be in lieu of any right to recover money damages for any such breach.

                  g. Enforceability. Executive agrees that considering Executive's relationship with the Company, and given the terms of this Agreement, the restrictions and remedies set forth in Paragraph 9 are reasonable. Notwithstanding the foregoing, if any of the covenants set forth above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included therein. In the event the provisions relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas of restriction permitted by law, then such time periods and areas of restriction shall be amended to become and shall thereafter be the maximum periods and/or areas of restriction which said court deems reasonable and enforceable. Executive also agrees that the Company's action in not enforcing a particular breach of any part of Paragraph 9 will not prevent the Company from enforcing any other breaches that the Company discovers, and shall not operate as a waiver by the Company against any future enforcement of a breach.

         10. Notices. Notices hereunder shall be in writing and shall be delivered personally or sent return receipt requested and postage prepaid, addressed as follows:

                           If to Executive:

                                          Noel Estenson
                                          Cenex Harvest States Cooperatives
                                          5500 CENEX Drive
                                          Inver Grove Heights, MN 55077

                           If to the Company:

                                          Chairman of the Board
                                          Cenex Harvest States Cooperatives
                                          5500 CENEX Drive


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                                          Inver Grove Heights, MN 55077

                           With a Copy to:

                                          General Counsel
                                          Cenex Harvest States Cooperatives
                                          5500 CENEX Drive
                                          Inver Grove Heights, MN 55077

         11. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor in a change of control of the Company, whether by merger, consolidation, transfer of all or substantially all assets, sale or otherwise (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement).

         12. Binding Agreement. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         13. Minnesota Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, unless otherwise preempted by federal law.

         14. Captions and Section Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         15. Invalid Provisions. If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement.

         16. Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         17. Entire Agreement. Except as provided in paragraph 9(d), this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto. No modification or amendment


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                  of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by Executive and a member of the Board upon authorization of the Board to do so.

                  IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.



EXECUTIVE                                 CENEX HARVEST STATES
                                          COOPERATIVES


By:  /s/ Noel K. Estenson                 By:  /s/ Elroy Webster
    ---------------------------------         ----------------------------------
    Noel K. Estenson                          Office of the Chair


                                          By:  /s/ Gerald Kuster
                                              ----------------------------------
                                              Office of the Chair


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